C Brook Ventures, Inc.

Telephone: 212-812-7807

110 East 59th St.
Twenty Second Floor
New York, NY 10022

August 21, 2015

James R. Musick, Ph.D.
President & CEO
Vitro Biopharma, Inc.
4621 Technology Drive
Golden, CO 80403

Dear James,

We continue to be excited about the prospects for Vitro Diagnostics, Inc., d/b/a Vitro Biopharma, Inc. (the "Company" or "VBI") and are enthusiastic about working with you in regard to corporate development and strategic financing options that may be available to the Company.

We propose that our non-exclusive services to the Company and compensation be structured substantially as follows:

1. **Services.**

(a) In connection with the engagement hereunder, C Brook Ventures, Inc. ("Advisor") agrees to provide advisory services to the Company to include, but not be limited to, the following activities: (i) Assisting in developing/revising a short form business summary to encompass a historical review, current/pending products technologies/services, business model/strategy, key management and board members, market review/competitive assessment and a review of any global market opportunities (the "Descriptive Materials"); (ii) Assisting the Company in refining/outlining its interim and longer term capital requirements; and (iii) Confirming the capital needs, the use of proceeds and the corresponding financial projections for the Company.

(b) Consultant, as an advisor, will assist the Company with its objective of evaluating financing and other strategic options in connection with operational expansion. This may include merger, divestiture, strategic partnering or other transactions that represent opportunities to develop shareholder value. It is understood that the final terms and conditions of any transaction will be determined at the direction of the Company at its absolute discretion. In association with financing options, the Consultant will seek to communicate and clarify the VBI business model, strategic objectives and inherent value to the investment community. Prior to any discussions regarding any transactional options with a party, the Consultant will secure the Company's written approval to proceed (by mail, email or fax).

(c) Consultant will pursue strategic options that include the merger of a private concern under the structure of the existing VBI public listing. Such a transaction is contemplated to include a spinout option for VBI existing operations. Consultant will assist with managing/advising on all aspects of this transaction option including accounting/ legal and structure considerations. All financial and business matters pertaining to any transaction targets will remain confidential.

2. Compensation. The Company agrees to pay Advisor in full compensation for its services the following:

(a) In consideration for advisory services, 400,000 shares of restricted common stock of VBI will be granted to Consultant and issued according the following schedule: 200,000 shares within 7 days of execution of this agreement; 100,000 shares within 30 days of the initial issuance and 100,000 within 30 days of the second issuance. Additionally, on execution of this agreement, VBI will grant to CBI or assigns, a warrant ("Warrant") exercisable for a period of three (3) years following the date of issuance to purchase 400,000 common shares of VBI at a strike price equal to 120% of the volume-weighted average of the 20-trading day closing price of VODG common shares prior to the date of execution of this agreement. Consultant's right to exercise the Warrant shall be subject to the Company consummating a transaction described in Section 1(b) or (c) above with a third party introduced by Consultant prior to the expiration date of the Warrant. The Warrant shall also terminate in the event this Agreement is terminated without the consummation of a transaction described in Section 1(b) or (c) above.

(b) For transaction options that may arise as a result of the activities of the Consultant, compensation will be discussed on a deal by deal basis.

(c) Bonuses to be paid from time to time by mutual agreement between VBI and CBV.

(d) In consideration for advisory services, the non-refundable sum of $5,000 to be paid upon execution of this agreement.

3. Term of Agreement. This agreement shall commence on the date of the Company's execution and delivery of same and be for a term of twelve (12) months and will renew automatically in the event that neither party has provided written notice of cancellation. Consultant's engagement may be terminated by the Company or Consultant at any time upon 30 days written notice from one party to the other.

4. Confidentiality. All financial and business information furnished by the Company or its affiliates to Consultant shall be retained by Consultant and its officers, directors, employees and stockholders on a confidential basis, and shall be used only in connection with the preparation of the Descriptive Materials or as specifically authorized by the Company. Consultant shall, upon submission, execute such confidentiality and/or non-disclosure agreements as are customary in engagements of this type.

5. Indemnification. The Company shall indemnify, defend and hold harmless Consultant, its officers, directors, stockholders, employees, and agents from and against any cost, expense, liability or obligation in respect of any securities of the Company sold by the Company in reliance upon any disclosures or information contained in the Descriptive Materials and all exhibits thereto or any other information (written or oral) constituting disclosures, representations or covenants in respect of the Company, its business, financial condition and/or prospects; it being understood that the Descriptive Materials and its contents are and shall be based solely upon information supplied and approved in advance by the Company and its affiliates.

6. Permitted Assignee. In performing its services hereunder, the Consultant agrees to comply with all applicable laws, rules and regulations, including federal and state securities laws, rules and regulations and rules and regulations of the Financial Industry Regulatory Authority ("FINRA"). The parties agree that anything in paragraph 7 (e) hereof to the contrary notwithstanding, to the extent that any Transaction contemplated by this agreement shall be deemed a securities transaction, Company consents to Consultant assigning this contract or such parts thereof as are deemed related to a securities transaction to a broker-dealer registered under the Securities Exchange Act of 1934 in compliance with such federal and state securities laws, rules and regulations and/or FINRA rules and regulations. Upon such assignment, all compensation payable hereunder shall be paid to the permitted assignee.

7. General.

(a) This agreement has been entered into and shall be interpreted under and governed by the laws of the State of New York.

(b) This agreement has been duly authorized and shall constitute a binding obligation upon each of Consultant and the Company enforceable in accordance with its terms.

(c) This agreement calls for the professional services of Consultant and its affiliates and therefore may not be assigned by Consultant to any third person, firm, or corporation without the prior written consent of the Company.

(d) This agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.

(e) Notwithstanding anything to the contrary, expressed or implied, contained herein, it is expressly understood and agreed that Consultant is acting solely in its capacity as advisor to the Company and is not authorized to enter into any agreement or understanding on behalf of the Company, or otherwise binding upon it, without, in each case, the prior written consent of the Company.

I am enthusiastic about working together and see the potential for a mutually profitable association. If the above terms and conditions are acceptable, please so indicate by executing and returning a copy of the agreement.

Sincerely,

C Brook Ventures, Inc.	Company: Vitro Diagnostics, Inc.
By: [signature]	By: James R. Musick
Name: Sean C. Kenlon	Name: James R. Musick, Ph.D.
Title: Managing Director	Title: President & CEO
Date: 8/21/15	Date: August 21, 2015